AGREEMENT FOR PURCHASE AND SALE

Dated as of February 22, 2006

By and between

GLOBAL MINERAL SOLUTIONS, L.P.

As Seller

and

PROVIDENCE EXPLORATION, LLC

As Buyer

AGREEMENT FOR PURCHASE AND SALE

        THIS AGREEMENT dated as of February 22, 2006 (the “Effective Date”) between GLOBAL MINERAL SOLUTIONS, L.P., a Texas limited partnership (hereinafter referred to as “Seller”), and PROVIDENCE EXPLORATION, LLC, a Texas limited liability company (herein referred to as “Buyer”). Seller and Buyer are individually referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller owns certain oil and gas leasehold interests situated in Val Verde County, Texas; and WHEREAS, Seller desires to sell and Buyer desires to acquire these interests on the terms and conditions hereinafter provided;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

The following terms, as used herein, shall have the following meanings: 1.1 "Agreement" shall mean this Agreement for Purchase and Sale between Seller and Buyer. 1.2 "Assets" shall mean (except to the extent constituting Excluded Assets), Seller's interest in the following:

a.     the Leases; b. the Lands; and

c. the Incidental Rights.

1.3	“Basic Documents” shall mean all contracts, agreements, and other legally binding rights and obligations to which the Assets may be subject, or that may relate to the Assets.

1.4 "Closing" shall be defined in Section 11.1. 1.5 "Closing Date" shall be defined in Section 11.1. 1.6 "Deposit" shall be defined in Section 3.1.
1.7	“Excluded Assets” shall mean the overriding royalty interests described in Exhibit “A-1” attached hereto and the seismic studies in Seller’s possession relating to the Lands which Seller cannot transfer to Buyer due to contractual limitations described and listed in the attached Exhibit “A-4".

1.8 "GAAP" shall mean generally accepted accounting principles, consistently applied.
1.9	“Hydrocarbons” shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2 ), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Assets.

1.10	“Incidental Rights” shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same are directly related to the Assets: (i) all unitization, communitization and pooling designations, declarations, agreements and orders covering Hydrocarbons in or under the Lands or any portion thereof and the units and pooled or communitized areas created thereby; (ii) all easements, rights-of-way, surface leases, permits, licenses, servitudes or other rights or interests used in connection with the exploration, development or operation of the Assets, including, but not limited to, the production, processing, treating, storing, marketing, or transportation of oil, gas, casinghead gas, condensate, distillate, or other liquid or vaporous Hydrocarbons; (iii) all Hydrocarbon sales, purchase, exchange, transportation and processing contracts and agreements, farmount or farmin agreements, unit agreements, participation agreements, seismic exploration agreements not listed and described on Exhibit “A-4", surface leases, water disposal agreements, area of mutual interest agreements, division and transfer orders, joint operating agreements and all other contracts and agreements insofar as the same affect or relate to the Assets or Lands or any part thereof; and (iv) all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records, information and data (including copies of engineering, geological and geophysical data to the extent same may be transferred, but subject in all events to any and all consents concerning ownership and transfer listed and described in detail in Exhibit “C” hereof), that relate to the Lands.

1.11	“Lands” shall mean, except to the extent constituting Excluded Assets, each and every kind and character of right, title, claim or interest which Seller has in and to the lands covered by the Leases.

1.12	“Leases” shall mean the oil and gas seismic and lease agreements described on Exhibit “A-2” attached hereto and all subleases or other interests associated therewith.

1.13 "Permitted Encumbrances" shall mean any of the following matters:
a.

the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents which create or reserve to Seller any interests in any of the Assets;

b.

any liens for taxes, tax assessments not yet delinquent, or tax assessments that are being contested in good faith, and other assessments not yet delinquent, or if delinquent, that are being contested in good faith;

c.	any liens or security interest created by law or reserved in the Leases for royalty, bonus or rental or for compliance with the terms of the Leases;

d.

any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of governmental authority, provided that same do not have a material adverse impact on any Asset;

e.

any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs, or the like, or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of the Lands to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations;

f.

all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not operate to reduce the net revenue interest of Seller in any of the Assets to below the applicable net revenue interest set forth in Exhibit “A-1” hereto;

g.

all defects and irregularities affecting title to the Assets which individually or in the aggregate do not operate to reduce the net revenue interest, nor increase the working interest of Seller in the Assets as reflected in Exhibit “A-1” hereto or otherwise interfere materially with the operation, value or use of the Assets;

h.

all rights to consent by, required notices to, filings with or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance; and

i.	any encumbrance, title defect or matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article VII hereto.

1.14 "Purchase Price" shall be as defined in Section 3.1. 1.15 "Title Defect" shall be as defined in Section 7.3. 1.16 "Transfer Taxes" shall be as defined in Section 12.1. ARTICLE II. SALE AND PURCHASE

        Subject to the terms and conditions of this Agreement and the Permitted Encumbrances, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets.

ARTICLE III.

PURCHASE PRICE AND PAYMENT

3.1 Purchase Price. The total consideration for the sale and conveyance of the Assets shall consist of the following: a. A cash payment by Buyer to Seller at Closing in the amount of $1,924,800.00 by means of a completed

Federal Funds transfer to Seller’s account at United Community Bank, Coppell, Texas, ABA No. 111 924 127, Global Mineral Solutions, L.P., Account Number 038001401. Contemporaneously with the execution hereof, Buyer has paid to or on behalf of Seller the sum of $500,000.00 (the “Deposit”), as follows: (1) $371,372.00 has been paid in cash to Seller via wire transfer to the account specified above or via cashier’s check, and (2) $128,628.00 has been paid via cashier’s check made payable to Bill Cole Ranches, Ltd, et al. (but delivered to Seller for transmittal to the lessor) as payment of the lease bonus due under the Cole Lease (as defined in Exhibit “A-2”). Such sum, without interest, shall be credited toward the Purchase Price at Closing;

b.

At Buyer’s discretion, either (1) the transfer at Closing to Seller, or its designee(s), of 3,500,000 authorized, outstanding and restricted shares of the common stock (the “Stock”) of Healthbridge, Inc., a Texas corporation (the “Healthbridge”), whose shares are listed on the OTC.BB under the symbol “HHBR”, free and clear of all liens, security interests and other encumbrances; provided, however, Buyer may elect to deliver the Stock under this Section 3.1(b)(1) only in the event that Healthbridge has acquired all of the membership interests or assets of Buyer (such transaction being referred to herein as the “Healthbridge Transaction”); or (2) a cash payment by Buyer to Seller at Closing (in addition to the cash payment described in Subsection (a) above) in the amount of $1,924,800.00 to the account specified in the first sentence of Section 3.1(a); or (3) the delivery of a promissory note in the form attached hereto as Exhibit “D” (the “Promissory Note”) at Closing in the principal amount of $1,924,800.00 which note shall provide (A) for the principal to bear interest at an annual rate of five percent (5%); (B) the principal and accrued interest shall be due and payable on August 1, 2006 (the “Maturity Date”); and (C) for the conversion of the principal and accrued interest into the Stock within 30 days of the consummation of the Healthbridge Transaction if the Healthbridge Transaction is consummated prior to the Maturity Date;

c.	The assumption by Buyer of all obligations under the Leases accruing on or after the Closing Date; and d. The commitment of Buyer to perform the Required Post-Closing Obligations as defined in

         Article XIII.

ARTICLE IV.

SELLER’S REPRESENTATIONS

4.1 Seller's Representations. Seller represents to Buyer as of the date hereof that:
a.	Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas;

b.

Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s partnership agreement or any material agreement or instrument to which it is a Party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller;

c.	The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite partnership action on the part of Seller;

d.

This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will constitute, legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

e.	There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the partners of Seller, threatened against Seller;

f.

No broker or finder have acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder’s fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller;

g.	There is no demand or suit, action or other proceeding pending, or to Seller’s knowledge threatened, before any court or governmental agency relating to Seller or the Assets.

h.

Seller, to its knowledge, has not violated, and to Seller’s knowledge there are no alleged violations by Seller of, any applicable rules, regulations or orders of any governmental agency having jurisdiction over the Assets which would affect in any material respect the value of the Assets;

i.	Seller is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

j.

Seller is not in default under and no condition exists that with notice or lapse of time or both would constitute a default under any agreement to which Seller is a Party or by which Seller is bound and to which any of the Assets are subject;

k.	Exhibit “A-3” sets forth the Basic Documents of which Seller has knowledge; l. To the knowledge of Seller, all royalties, rentals and other payments due under the

Leases, which would have an adverse material impact if not paid, have been properly and timely paid, and all conditions necessary to keep the Leases in force have been fully performed (other than the payment of the lease bonus under the Cole Lease described in Section 3.1(a)(2); such lease bonus amount being the total amount required under the Cole Lease necessary to exercise the Option Agreement (defined below) and enter into the related lease);

m.

To the knowledge of Seller and except as otherwise provided in this Agreement, there exists no unrecorded document or agreement which may result in impairment or loss of Seller’s ability to convey the Assets;

n.

To the knowledge of Seller: (i) all of the Basic Documents are in full force and effect and are the valid and legally binding on the Parties thereto, (ii) Seller is not in breach or default with respect to any material obligations pursuant to any such Basic Document; (iii) all material payments due thereunder have been made by Seller or will be made by Seller prior to Closing; and (iv) no other Party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any material obligations thereunder;

o.	Exhibit “C” contains a complete list of (1) consents required to assign the Assets and (2) preferential rights to purchase any of the Assets;

p.

To Seller’s knowledge, all property, production, severance and similar taxes (excluding ad valorem taxes) with respect to the Assets which accrued during the period when Seller owned Assets and prior to the Closing have been properly and fully paid;

q.

Seller understands that the Stock has not been registered for public sale under the Securities Act of 1933, as amended, or the securities laws of any state and further understands that the Stock has not been approved or disapproved by the Securities and Exchange Commission or any other federal or state agency;

r.

Seller understands that there are substantial restrictions on the disposal or transfer of the Stock, including, but not limited to, that Stock may not be disposed of or sold unless the Stock is registered or exempt from registration under applicable federal and state securities laws (though there are no restrictions more restrictive than those applicable under U.S. securities laws);

s.

Prior to entering into this Agreement, Seller was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement and Seller or its representative responsible for approving its investment in Healthbridge has knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of, and protecting the Seller’s interests in connection with, investing in the Stock;

t.

Seller shall hold the Stock for the Seller’s own account, for investment purposes only, and not with a view to the sale or other distribution thereof, and that, with respect to such Stock, the Seller is not an “underwriter” within the meaning of Section 4(2) under the Securities Act of 1933, as amended; and

u.	Seller is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

ARTICLE V.

BUYER’S REPRESENTATIONS

5.1 Buyer's Representations. Buyer represents to Seller as of the date hereof that:
a.

It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and Buyer is or prior to Closing will be duly qualified pursuant to any and all applicable laws, statutes and regulations to own and operate the Assets;

b.

It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer’s articles of organization, regulations or governing documents, or any material agreement or instrument to which Buyer is a Party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer;

c.	The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite company action on the part of the Buyer;

d.

This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will constitute, legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors;

e.	There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Buyer, threatened against Buyer;

f.

No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder’s fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer;

g.

Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order;

h.	Buyer believes that it has arranged to have available by the Closing Date sufficient funds to enable the Buyer to pay in full the cash portion of the Purchase Price described in Section 3.1(a);

i.

As of the Closing Date and assuming that the Buyer elects to make payment to Seller pursuant to Section 3.1(b)(1) hereof, Healthbridge shall have duly authorized and approved the issuance of the Stock to Seller as provided herein; and

j.

Buyer and Healthbridge are not persons with whom Seller are restricted from doing business with under applicable laws relating to national security (such as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, commonly known as the “USA Patriot Act”) and executive orders and regulations issued thereunder.

ARTICLE VI.

ACCESS TO INFORMATION AND INSPECTION

6.1	Title Files. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, and any other written agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller.

6.2	Other Files. Prior to Closing, Seller shall make available to Buyer for inspection by Buyer at reasonable times during normal business hours at their actual location, all geophysical, production and engineering books, records and data in possession of Seller, except such records or data which Seller is prevented by contractual obligations with third Parties from disclosing. A list describing in general all such restricted records or data relating to the Assets is included on the attached Exhibit “A-4".

6.3	Confidential Information. All such information made available to Buyer that is not part of the public domain or not otherwise provided to Buyer without breaching pre-existing confidentiality obligations shall be maintained confidential by Buyer. Buyer shall further take whatever reasonable steps that may be necessary to ensure that Buyer’s employees, consultants and agents maintain all such information as confidential.

6.4	Inspections. For a period of twenty (20) days following the Effective Date (the “Inspection Period”), Seller, subject to the terms of the Leases, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer’s inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorney’s fees and further including claims arising in whole or part from Seller’s negligence.

ARTICLE VII.

TITLE

7.1	No Warranty or Representation. Other than a warranty for any persons or entities claiming by, through or under Seller, title to the Assets shall be transferred without representation or warranty of title, express or implied.

7.2 Buyer’s Title Review.

a.

Immediately upon execution by both Parties hereto of this Agreement, Buyer may, at Buyer’s sole cost and expense, commence and diligently pursue such examination of title to the Assets as Buyer desires. Seller shall fully cooperate with Buyer and shall make available to Buyer all documents, records and material in Seller’s possession relating to the Assets (except to the extent disclosure of same is prohibited pursuant to agreements with third parties listed on the attached Exhibit “A-4”) and all assistance reasonably necessary to assist Buyer in determining the validity of Seller’s title in and to the Assets. In no event, however, does Seller warrant or represent the sufficiency, completeness or accuracy of such documents, records and materials, and Buyer’s reliance thereon shall be at Buyer’s sole risk and expense. Immediately upon completion of Buyer’s title review, Buyer shall notify Seller of any Title Defects in accordance with Section 7.3 below. Buyer will conclude Buyer’s title review and give notice to Seller of all asserted Title Defects not later than twenty (20) days after the Effective Date. To be effective, Buyer’s written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect and (ii) if available, supporting documents reasonably necessary for Seller (or a title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. Any matters not described in a written notice of Title Defect within the above period shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder.

b.

Upon receipt of the notice set forth under Section 7.2(a) Seller shall have the right, but not the obligation, until the Closing Date to cure all or any portion of asserted Title Defects, such curative costs to be borne solely by Seller, provided, however that if the Seller is unable or unwilling to cure the Title Defects, then either Party may, at its option and in its sole discretion exercised by the giving of written notice to the other Party, prior to closing, elect to terminate this Agreement in which event Seller and Buyer shall be under no obligation to each other with regard to the purchase and sale of any of the Assets, such termination to be without liability to either Party, and Seller shall return the Deposit to Buyer. Failure of Seller or Buyer to give notice of an election to terminate this Agreement shall be deemed an election not to terminate this Agreement and a deemed waiver of any uncured Title Defects. If Buyer elects to waive or is deemed to have waived any asserted or unasserted Title Defects, such waived or unasserted Title Defects shall be deemed Permitted Encumbrances hereunder.

7.3	Title Defects. For the purposes of this Agreement, an Asset shall be deemed to be free of any “Title Defect” so long as there is no lien, charge, encumbrance, defect or objection (other than a Permitted Encumbrance) against, in or to Seller’s title thereto or right or interest therein, and no fact or circumstance relative thereto exists that reduces the net revenue interest for a particular interest listed on Exhibit “A-1” below the net revenue interest listed therfor on such exhibit.

ARTICLE VIII.

CONSENTS

8.1 Consent Rights. All agreements affecting the Assets containing consent to assignment obligations that must be complied with prior to the assignment of the Assets to Buyer are set forth in Exhibit "C" hereto.
8.2	Consents. Seller has delivered to Buyer an executed copy of the consent described on the attached Exhibit “C” required to assign the Carson Lease to Buyer at Closing. Seller shall use reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to obtain all required consents to assignment prior to the Closing. If a lessor or other third Party who has the right to consent to the assignment of Lease refuses such consent prior to Closing, such circumstance shall constitute a Title Defect, unless Buyer waives same. In such event, the applicable Title Defect will not be subject to the requirement that all Title Defects be raised within 20 days of the Effective Date described in Section 7.2(b) hereof.

ARTICLE IX. COVENANTS OF SELLER

 9.1 Covenants of Seller Pending Closing. From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Buyer in writing, Seller shall:

a.

Use reasonable efforts to preserve in full force and effect the Leases and other material agreements included in the Incidental Rights which relate to the Assets including, but not limited to, exercising, within five days of the Effective Date, Seller’s option to lease the lands described in the Cole Lease description contained in Exhibit “A-2" pursuant to the Seismic Option Agreement described therein (the “Option Agreement”). Such exercise shall include, but not be limited to, entering into the oil and gas lease form referenced in the Option Agreement and making any bonus or similar payments necessary under such lease and Option Agreement. Upon the execution of such lease, the said lease shall become a “Lease” hereunder and constitute a portion of the “Assets” to be transferred to Buyer hereunder;

b.

Not enter into any agreement or arrangement granting any preferential right to purchase any of the Assets or requiring the consent of any person to the transfer and assignment of any of the Assets hereunder;

c.	Not dedicate, sell, farm out, encumber or dispose of any Assets without Buyer’s written consent; and d. Notify Buyer of any developments that would make the representations and warranties of

        Seller in Article IV hereof untrue at Closing.

ARTICLE X

CLOSING CONDITIONS

10.1 Seller's Closing Conditions. The obligations of Seller under this Agreement to consummate the Closing of the transfer of the Assets to Buyer hereunder are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:
a.

All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

b.

Seller shall have received a certificate dated as of the Closing, executed by a duly authorized officer of Buyer, to the effect that (1) to such officer’s knowledge the statements made under Article V above are true at and as of the Closing and (2) that, in the event the Buyer elects to execute and deliver the Promissory Note pursuant to Section 3.1(b)(3), that the Buyer’s representative executing the Promissory Note is duly authorized to do so; and

c.

As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

10.2	Buyer’s Closing Conditions. The obligations of Buyer under this Agreement to consummate the Closing of the acquisition of the Assets of Seller hereunder are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

a.

All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

b.

Buyer shall have received a certificate dated as of the Closing, executed by a duly authorized officer of the General Partner of Seller, to the effect that to such officer’s knowledge the statements made under Article IV above by Seller are true at and as of the Closing; and

c.

As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

ARTICLE XI.

CLOSING

11.1	Closing. The closing of this transaction (the “Closing”) shall be held at 10:00 a.m., Central Standard Time, at the offices of Seller’s counsel, Apple & Norris, LLP, 702 S. Denton Tap Road, Suite 120, Coppell, Texas 75019 on or before March 31, 2006, or at such other date or place as the Parties may agree in writing (herein called “Closing Date”).

11.2 Seller's Closing Obligations. At Closing, Seller shall deliver to Buyer the following: a. The Assignments substantially in the form attached hereto as Exhibit "B" and such other documents as may be reasonably necessary to convey all of Seller’s interest in the Assets to Buyer in accordance with the provisions hereof, excluding the Excluded Assets;

b.	The certificate of Seller referred to in Section 10.2(b) hereof;

c.

All title opinions, abstracts of title, lease records, data sheets, agreements, understandings, documents, status and other reports described in Section 1.10 hereof and documents otherwise pertaining to the Assets heretofore received by Seller or to which Seller has access and which can be provided to Buyer without breaching any contractual limitations described on Exhibit “A-4";

d.	All of the Basic Documents, and the files pertaining thereto, and all other contracts, documents and files affecting title to the Assets to which Seller has access;

e.

The executed Joint Operating Agreement described in Section 13.1 below; and f. Any consents required to transfer the Assets. 11.3 Buyer’s Closing Obligations. At Closing, Buyer shall deliver to Seller the following:

a.	The cash portion of the Purchase Price not previously paid to Seller as a deposit pursuant hereto in immediately available funds to Seller as provided in Section 3.1(a) hereof;

b.

The Assignments substantially in the form attached hereto as Exhibit “B” and such other documents as may be reasonably necessary to evidence Buyer’s assumption of the obligations of Seller under the Leases from the Closing Date forward;

c.	The certificate of Buyer referred to in Section 10.1(b) hereto;

d.

At Buyer’s discretion, subject to the last clause of Section 3.1(b)(1), either (1) certificates for the Stock; or (2) the cash portion of the Purchase Price described in Section 3.1(b)(1); or (3) the Promissory Note; and

e.	The executed Joint Operating Agreement. ARTICLE XII.

TAXES

12.1	Sales Taxes. The Purchase Price provided for hereunder excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. To the extent required by applicable law, Seller shall collect and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets by Seller to the Buyer. As used here, the term “Transfer Taxes” shall mean any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges arising from the transfer of the Assets hereunder.

12.2	Other Taxes. With the exception of income and franchise taxes, all other federal, state and local taxes (including interest and penalties attributable thereto) on the ownership or operations of the Assets which are imposed with respect to periods or portions of periods prior to the Closing Date shall be paid by Seller and all such taxes imposed with respect to periods or portions of periods beginning on or after the Closing Date shall be paid by Buyer.

12.3	Cooperation. After the Closing, each Party shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to any attorney-client privilege) which may be required by the other Party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a Party pursuant to this Section 12.3 shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

ARTICLE XIII.

POST-CLOSING OBLIGATIONS

13.1	Well Completion. Notwithstanding anything contained herein or in any documents executed in connection herewith, it is the intent of Seller and Buyer that within the three year period following the Closing, Buyer shall (a) conduct and pay for all seismic work necessary to evaluate, in Buyer’s absolute discretion, the optimal drilling locations for the development of oil and gas on the Carson Lease and the Cole Lease with Dawson Seismic, Midland, Texas, or another seismic company mutually agreeable to the Parties; (ii) drill and complete (1) at least four (4) wells carried to the pipeline described below and (2) at least four (4) wells carried to the casing point (collectively, the “Ellenberger Wells”) on the portion of the Land subject to the Carson Lease penetrating to the Ellenberger Group or stratigraphic equivalent to the Ellenberger interval as defined in the Conoco Wilma Carson No. 1 (API#42-465-30385; sec. 10 of the E. JH. Hullum Survey, Val Verde County, Texas), the top of the Ellenberger interval being defined as 14,003 measured depth and the Parties agree that the maximum depth shall be 16,000 feet, and (iii) with respect to the wells carried to the pipeline, construct all pipelines and related equipment and facilities necessary to connect such wells to the Cross Tex Processing Plant (collectively, the “Required Post-Closing Work”). Buyer shall drill the Ellenberger Wells that will be carried to the pipelines before the Ellenberger Wells that will be carried to the casing point, and all Ellenberger Wells shall be drilled with air and not mud, unless the Parties mutually agree that drilling with mud is not feasible. Buyer further agrees to consult with William J. Purves to the extent he is agreeable to do so with regard to the location of the Ellenberger Wells and all shallower wells drilled before the Ellenberger Wells are completed. The Parties agree that, while Buyer values Mr. Purvis’ consultation and believes that it will instructive, the Buyer has no obligation to accept his recommendations or advice. The Parties agree to enter into a mutually agreeable Joint Operating Agreement appointing Buyer or its designee as operator (the “Joint Operating Agreement”) with regard to the operation of the Leases. Buyer shall pay 100% of the cost of the Required Post-Closing Work and shall have a 75% Net Revenue Interest in such wells which shall be split 87% to Buyer and 13% to Seller. Buyer acknowledges that the initiation and completion of the Post-Closing Work is a material inducement to Seller to enter into this Agreement and that Seller would not have entered into this Agreement, but for such commitment. Consequently, if Buyer shall fail to commence drilling at least one well to the Strawn Carbonate formation at 13,500 feet or an Ellenberger Well within eighteen (18) months following the Closing, Buyer agrees that Seller may, at its option, require Buyer to re-assign and convey the Assets to Seller, except for wells and infrastructure actually drilled and constructed and those being drilled at such time by Buyer and the leasehold interests under the Leases for the portion of the Lands which have been allocated to such wells drilled by Buyer. Buyer shall have no obligation to drill any further wells not included within the Required Post-Closing Work, but to the extent Buyer does drill additional wells on the Lands, (a) for any wells drilled before the completion of the eight (8) Ellenberger Wells, Seller shall have a 13% carried interest whereby Seller shall receive 13% of the Net Revenue Interest owned by Buyer in such wells, but bear none of the cost thereof, and (b) for any wells drilled after the completion of the eight (8) Ellenberger Wells, Seller shall have a participating 13% working interest in such wells whereby Seller shall be responsible for 13% of the costs and shall receive 13% of the 75% Net Revenue Interest owned by Buyer in such wells. In the event Seller elects not to participate in the drilling of subsequent wells, Seller shall be deemed to have a “non-consent” status and shall retain a 13% post-completion working interest in the well after Buyer has received a 300% return on its investment in such well. Buyer shall also have a right of first refusal to acquire the 13% working interest of Seller for the purposes of obtaining an undivided 100% working interest in each such well. Prior to commencement of any well drilled under the Leases, Seller and Buyer shall negotiate, execute and record all documentation reasonably requested by Seller to evidence the net revenue interests and overriding royalty interests to be retained by Seller or the affiliates of Seller hereunder.

13.2	Area of Mutual Interest. The Parties agree that neither Party will acquire fee simple title, leasehold, license or any other real property interest within a one mile radius of the perimeter boundary of the Lands (the “Area of Mutual Interest”) without the prior written consent of the other Party hereto, which consent may be withheld or granted in its sole and absolute discretion. Notwithstanding the foregoing, nothing contained herein shall prevent any Party from obtaining easements, rights of way and other real property interests within such Area of Mutual Interest if necessary for the purpose of conducting seismic or other investigations or to produce and transport Hydrocarbons from the Lands.

ARTICLE XIV.

LIMITED REPRESENTATIONS; INDEMNIFICATIONS

14.1	“As Is, Where Is” Purchase: Except for the representations and warranties of Seller contained in Article IV and Section 7.1 of this Agreement, Buyer shall acquire the Assets in an “AS IS, WHERE IS” condition and WITH ALL FAULTS. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Assets, pricing assumptions, potential for production of Hydrocarbons from the Lands, costs of seismic studies, drilling and production costs, pipeline costs, or any other matters contained in any other material furnished to Buyer by Seller or by Seller’s agents or representatives).

14.2	Risks Related to Hazardous Materials. Buyer shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites. At Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer.

14.3	Disposal of Materials, Substances and Wastes: Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Lands (including, but not limited to, produced water, drilling fluids and other associated wastes), in accordance with applicable local, state and federal laws and regulations.

14.4 ENVIRONMENTAL INDEMNITY:
a.

BUYER SHALL INDEMNIFY, HOLD HARMLESS, RELASE AND DEFEND SELLER FROM AND AGAINST ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS AND OTHER COSTS (INCLUDING BUT NOT LIMITED TO ANY CIVIL FINES, PENALTIES, COSTS OF ASSESSMENT, CLEAN-UP, REMOVAL AND REMEDIATION OF POLLUTION OR CONTAMINATION, AND EXPENSES FOR THE MODIFICATION, REPAIR OR REPLACEMENT OF FACILITIES ON THE LANDS) BROUGHT BY ANY AND ALL PERSONS AND ANY AGENCY OR OTHER BODY OF FEDERAL, STATE OR LOCAL GOVERNMENT ON ACCOUNT OF ANY PERSONAL INJURY, ILLNESS OR DEATH, ANY DAMAGE TO, DESTRUCTION OR LOSS OF PROPERTY, AND ANY CONTAMINATION OR POLLUTION OF NATURAL RESOURCES (INCLUDING SOIL, AIR, SURFACE WATER OR GROUNDWATER) TO THE EXTENT ANY OF THE FOREGOING DIRECTLY OR INDIRECTLY IS CAUSED BY OR OTHERWISE INVOLVES ANY ENVIRONMENTAL CONDITION OF THE LANDS, WHETHER CREATED OR EXISTING BEFORE, ON OR AFTER THE CLOSING DATE, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE, DISPOSAL OR RELEASE OF ANY MATERIAL (WHETHER HAZARDOUS, EXTREMELY HAZARDOUS, TOXIC OR OTHERWISE) OF ANY KIND IN, ON OR UNDER THE LANDS.

b.

BUYER’S INDEMNIFICATION OBLIGATIONS SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO (I) THE NEGLIGENCE OR OTHER FAULT OF SELLER, BUYER AND THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, GROSS, JOINT, SOLE OR CONCURRENT, (II) SELLER’S OR BUYER’S STRICT LIABILITY, AND (III) SELLER’S OR BUYER’S LIABILITIES OR OBLIGATIONS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. §§9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. §6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. §§466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§1801 ET.SEQ.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. §7401 ET. SEQ.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990 AND ALL STATE AND LOCAL LAWS AND ANY REPLACEMENT OR SUCCESSOR LEGISLATION OR REGULATION THERETO. THIS INDEMNIFICATION SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ANY TERMS OF THIS ARTICLE SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT.

14.5	Assumption and Indemnity Under Leases. Except as otherwise provided in this Agreement, Buyer agrees to assume and pay, perform, fulfill and discharge all obligations under the Leases accruing on or after the Closing Date (the “Assumed Obligations”), and agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations attributable to or arising out of the Assumed Obligations, including, without limited, any interest, penalty, reasonable attorney’s fees and other costs and expenses incurred in connection therewith or the defense thereof. To the extent not included in Assumed Obligations and except as otherwise provided in this Agreement, Seller agrees to pay, perform, fulfill and discharge all costs, expenses and liabilities incurred by Seller with respect to the ownership or operation of Seller’s interest in the Assets and accruing prior to the Closing Date, and agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, losses, damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations attributable to or arising out of such obligations of Seller, including, without limitation, any interest, penalty, reasonable attorney’s fees and other costs and expenses incurred in connection therewith or the defense thereof. Without limiting the Parties’ respective representations in Articles IV and V hereof, each Party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder’s fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying Party, including, without limitation, any and all losses, damages, attorney’s fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

ARTICLE XV.

[Intentionally Deleted]

ARTICLE XVI.

DEFAULT AND REMEDIES

16.1	Seller’s Remedies. Upon failure of Buyer to comply with the terms of this Agreement by the Closing Date, as it may be extended in accordance herewith, and provided that Buyer has not terminated this Agreement pursuant to an express right to terminate provided in this Agreement, Seller, at its sole option, may terminate this Agreement, in which event Seller shall retain the Deposit, and except for the remedy retained in Section 16.3 and the indemnity obligations that survive the termination of this Agreement, the Parties shall have no further obligations to the other. Notwithstanding anything contained herein to the contrary, nothing contained in this Section 16.1 shall limit the enforcement of the remedies provided to Seller pursuant to Article XIII for a breach by Buyer of its obligations thereunder after Closing.

16.2	Buyer’s Remedies. Upon failure of Seller to comply with the terms of this Agreement by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option, may (i) enforce whatever legal or equitable rights may be appropriate and applicable, or (ii) terminate this Agreement, in which event Seller shall return the Deposit to Buyer, and except for the remedy retained in Section 16.3 and the indemnity obligations that survive the termination of this Agreement, the Parties shall have no further obligations to the other.

16.3	Attorney’s Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney’s fees from the non-prevailing Party.

ARTICLE XVII.

MISCELLANEOUS

17.1	Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties or (ii) obtain approval of the other Party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction.

17.2	Filing and Recording of Assignments, etc. Buyer shall be solely responsible for all filings and recordings of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer’s failure to file or record documents correctly or promptly.

17.3	Further Assurances and Records. After the Closing, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

17.4	Limitations. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory, including without limitation any representation or warranty with respect to title to the Assets or the quality, quantity or volume of the oil, gas or other Hydrocarbons in or under the Lands and unless specifically provided otherwise in this Agreement, such express representations and warranties of Seller shall terminate at Closing and be of no further force and effect. EXCEPT AS PROVIDED IN ARTICLE IV, THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) THE QUALILTY, QUANTITY OR VOLUME OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

17.5	Survival. No representation, warranty, covenant or agreement made herein shall survive the Closing, except that the terms and provisions of Articles IV [Seller’s Representations], V [Buyer’s Representations] and X [Closing Conditions] (each of which shall survive the Closing for three years) and Sections 6.3, 6.4, 7.1 and Articles XII, XIII and XIV shall survive the Closing.

17.6 Notices. All notices authorized or required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier, or any other form of facsimile, postage or charges prepaid, and addressed to the Parties at the addresses set forth below: If to Seller: Global Mineral Solutions, L.P. 142 Tennyson Place Coppell, TX 75019 Attention: George Schultz Fax Number: 972/745-2770 If to Buyer: PROVIDENCE EXPLORATION, LLC 100 Crescent Court, 7th Floor Dallas, TX 75201 Attention: Abram Janz Fax Number: 214-706-4242
Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

17.7	Incidental Expenses. Buyer shall bear and pay any and all Federal, State or local Transfer Taxes as defined in Section 12.2(b) hereof incident to the transfer, assignment or other conveyance of the Assets to Buyer. Each Party shall bear its own respective expenses incurred in connection with the Closing of this transaction, including its own consultant’s fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

17.8	Entire Agreement. This Agreement embodies the entire agreement between the Parties (superseding all prior agreements, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the Parties hereto. No supplement, amendment, modification, waiver or termination of this Agreement shall be binding unless in writing and executed by both Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

17.9	Governing Law Venue. This Agreement and other documents delivered pursuant to this Agreement and the legal relations between the Parties shall be governed and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws. Venue for any cause of action hereunder shall lie exclusively in Dallas County, Texas.

17.10	Exhibits. All Exhibits attached hereto which are referred to herein are hereby made a part hereof and incorporated herein by reference.

17.11	Certain Terms. As used in this Agreement, the term “knowledge” means actual knowledge of any fact, circumstance or condition by the officers or partners of the Party involved, but does not include (i) knowledge imputed to the Party involved or (ii) knowledge deemed to have been constructively given by reason of any filing, registration or recording of any document or instrument in any public record or with any governmental entity. As used in this Agreement, the term “day” means any calendar day, and the term “business day” means any day exclusive of Saturdays, Sundays and national holidays.

17.12	Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

17.13	Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

17.14	Binding Effect; Assignment. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors; but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any Party without the express written consent of the non-assigning or non-delegating Parties; provided, however, the rights and obligations of Buyer described in Article XIII hereof may be assigned by Buyer by providing written notice of such assignment to Seller. Any assignment or delegation without such consent will be void.

17.15	No Recordation. Without limiting any Party’s right to file suit to enforce its rights under this Agreement and except as to those Assignments attached as Exhibit “B”, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

17.16	Independent Investigation. Buyer represents and acknowledges that it is knowledgeable in the oil and gas business and that it has had access to the Assets, the partners of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article IV.

17.17	No Partnership or Joint Venture. Nothing contained herein shall be interpreted or construed as creating a partnership or joint venture relationship of any kind between Seller and Buyer.

Signature page to follow.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

SELLER:

GLOBAL MINERAL SOLUTIONS, LP

By: Geosch, LLC,

General Partner

By: /s/ George W. Schultz, Jr.

Name: George W. Schultz, Jr.

Title: Member

UYER:

PROVIDENCE EXPLORATION, LLC

By: /s/ Abram Janz

Name: Abram Janz

Title: President

Exhibits:

Exhibit "A-1" Net Revenue Interests and Overriding Royalty Interests

Exhibit "A-2" Leases Exhibit "

A-3" Basic Documents Exhibit "

A-4" Contractual Limitations

Exhibit "B" Assignments

Exhibit "C" Consents

 Exhibit "D" Promissory Note